FINAL TRANSCRIPT

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Conference Call Transcript

PRLS - Q1 2008 Peerless Systems Earnings Conference Call

Event Date/Time: May. 24. 2007 / 2:00PM PT

CORPORATE PARTICIPANTS

Geoff High
Peerless Systems - IR

Rick Roll
Peerless Systems - CEO

John Rigali
Peerless Systems - CFO

CONFERENCE CALL PARTICIPANTS

Michael Klosner
Klosner Associates - Analyst

Mark Shields
Initech Investments - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first quarter fiscal 2008 Peerless Systems earnings conference call. My name is Melanie, and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will conduct a question-and-answer session at the end of this conference. (OPERATOR INSTRUCTIONS) . As a reminder, this call is being recorded for replay purposes. I would now like to turn the call over to Mr. Geoff High of Pfeiffer High Investor Relations. Please proceed, sir.

Geoff High - *Peerless Systems - IR*

Thank you, Melanie. Good afternoon. Welcome to Peerless Systems' first quarter conference call. Presenting on behalf of the Company will be Rick Roll, Chief Executive Officer, and John Rigali, Chief Financial Officer. You are reminded that comments made on this call may include forward-looking statements regarding the future operations, earnings guidance, opportunities or financial performance of Peerless. These statements involve a high degree of known and unknown risks and uncertainties such that actual results and circumstances can differ materially from those to be discussed. Risks and uncertainties include substantial changes in Peerless' business model and reaction to competitive pressures, reaction in the market to new Peerless products and technology offerings, unfavorable macro or industry conditions, changes in the demand for anticipated OEM products, age of the Company's technology, increased research and development costs and other factors within or outside the Company's control.

Careful consideration should be given to Peerless' cautionary statements made in public filings with the Securities and Exchange Commission including but not limited to the Company's most recent reports on Form 10-K, 10-Q, and 8-K. With that, I will now turn the call over to Rick Roll. Rick, please go ahead.

Rick Roll - *Peerless Systems - CEO*

Thanks, Jeff, and thanks to all of you that have joined us today. Hopefully you have had an opportunity to review our first quarter earnings release. As we have predicted at the end of last year we experienced a downturn in revenue during the quarter. This was directly related to the timing of block license sales and to the continued reduction in the demand of our core imaging technologies. Our Q1 results were in line with our expectations and have not altered our full-year projections of between $3.8 million and $4.5 million.

In spite of the pull-back in revenue and earnings our cash position improved to $17.2 million at the end of the first quarter, which represents an increase in approximately $800,000 since the end of fiscal 2007. This improvement illustrates the success we have had at managing costs and improving operational efficiencies. In today's release we highlighted a number of challenges we are facing as a result of changing landscape in

the digital imaging industry. We have previously mentioned that increased competition and significant downward price pressures for digital imaging devices are limiting the long-term opportunities for our core technologies. We are also seeing a large block licenses on which we heavily rely are coming from an increasingly concentrated base of OEM customers. In addition it is taking longer than expected for our stand-alone color technologies to achieve expanded adoption in the marketplace. As a result of these and other challenges associated with our current business model we believe our revenue performance could continue to trend downward over the next several years unless we take proactive steps to address the situation. We have worked extremely hard to enhance the four core areas of our business which are Imaging, Adobe PostScript, Networking and Hardware Intellectual Property and to develop and implement a diversification strategy that positions us in new more vibrant sectors of our industry. Specifically we have focused our near-term attention on solutions software applications. This is an increasingly important niche that we believe would provide Peerless with compelling long-term growth opportunities.

During recent months we have narrowed our focus on a select group of candidates for acquisition or investments in joint venture or strategic partnerships. Although we have not entered into third-party agreements we are encouraged by reciprocal interest expressed by the companies we have approached and are actively engaged in joint high level dialogue. For obvious competitive reasons we cannot disclose additional details regarding these discussions.

Longer-term, we believe an attractive opportunity exists in the imaging hardware space and we are pursuing a range of prospects associated with new printing and scanning devices. I recently traveled to Japan to meet with several of our OEM partners. One of my primary objectives was to explain our strategic plan and solicit customer feedback. It was very encouraging to learn that our direction was enthusiastic and broad based support from these constituents. In fact, several of the customers are moving in similar directions. We believe our related paths could help us strengthen our relationships with many of these long-term partners. As most of you know, one of the new challenges we are facing relates to the efforts of a dissonant investor group to replace our board of directors. This situation has obviously been unanticipated distraction to our management team. We think it it would be a very unfortunate if the efforts of this group were to slow down or derail the progress we are making. We operate in a very competitive industry and new opportunities come and go quickly. We are working to limit the expense of the proxy contest and hope to resolve it as quickly as possible.

All in all, I'm encouraged by the progress we have made with our restructuring program and by the direction we have charted for our business. I sincerely hope we have a chance to fully capitalize on the opportunities we are pursuing. I will now turn over the call to John Rigali for a review of the fourth quarter and full year financial results. John.

John Rigali - *Peerless Systems - CFO*

Thank you, Rick. First quarter revenue was $4.7 million, as compared with the 8.8 million in the first quarter last year. Product licensing revenue was $2.1 million compared with $5.5 million in the year-ago first quarter. Engineering services and maintenance revenue was $2.7 million versus $3.0 million in the same quarter last year. We again earned the full $250,000 in performance incentives associated with our Kyocera Mita agreement. We signed two first quarter license agreements collectively valued at roughly $1 million, all of which were recognized during the quarter. The current portion of our engineering service backlog is $2.3 million which we believe will be recognized during the second fiscal quarter and includes revenue expected under our Kyocera-Mita agreement. This backlog does not include up to $250,000 in potential incentive fees associated with these agreements. Our gross margin in the first quarter was 46.4% versus 70.3% in the first quarter last year. The gross margin decline is attributable to a 62% quarter over quarter reduction and licensing revenue and a significant increase in the mix of third-party technology sales to Peerless Technology sales which resulted in a 52.4% increase in product licensing expense. General and administrative expenses were $1.5 million, or 31.6% of revenue versus $1.4 million or 15.8% of revenue in the first quarter last year. We reported a first quarter net loss of $0.8 million or $0.05 per basic share versus net income of $2.0 million, or $0.11 per diluted share in the first quarter last year.

As Rick mentioned, we ended the first quarter with cash and cash equivalents of $17.2 million, or approximately $1 per share. We are reiterating our prior financial forecasts which call for a net loss in the second fiscal quarter and a transition to profitability in the third fiscal quarter. We expect full-year net income in a range of $3.8 million to $4.5 million. Expectations for full-year revenue remain in a range of $29 million to $31 million. Of course, our forecasts are contingent upon the closing of several large block licenses. As always, management and the board of directors will continue to consider all opportunities to enhance the value of the Company, including aggressive marketing of new technologies, development of new market opportunities, raising additional capital, mergers and or acquisitions. With that, we are ready for any questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) . And our first question comes from the like of Michael Klosner with Klosner Associates.

Michael Klosner - *Klosner Associates - Analyst*

Good afternoon. Could you please respond to some of the issues Mr. Brog and his associates brought up regarding the past performance of the company in terms of negative acquisitions, incomes, nothing really amounting from the research and development initiative and problems with internal auditing failure?

Rick Roll - *Peerless Systems - CEO*

John, why don't you handle the question on the auditing question first.

John Rigali - *Peerless Systems - CFO*

In July of 2007, the Company's status changed from a non-accelerated filer to an accelerated filer, or Sarbanes-Oxley regulation requirements. And in the course of the last six to nine months, we have worked to document and test out all of the internal control procedures and policies that the corporation has in place. The reason for the failure in the particular material weakness had cause for the adverse opinion was not that the controls were not in place, but that they were not in place long enough for them to meet the minimum testing requirements on a documented basis for the Sarbanes-Oxley testing. These controls are currently in place. We have taken measures to ensure that these representations and controls are being implemented and monitored on a regular basis, and that the assets of the corporation are being safe guarded.

Rick Roll - *Peerless Systems - CEO*

I think, Michael, the first part of the question, if I recall, was asking about the R&D, and that was stated in the proxy fight, is that correct?

Michael Klosner - *Klosner Associates - Analyst*

Yes, his contention was in that terms of the investment in R&D over the years the outcomes have not been positive at all, and that these really was a waste of money because it didn't result in profitability.

Rick Roll - *Peerless Systems - CEO*

All I can speak to that point is, when I walked in here a little over five months ago, I began a very extensive study of the business, and we looked at all R&D going forward, and we looked at everything we're investing in, and we looked at it from a return on investment standpoint over the next ongoing three years, and we basically have done that extensively. I went back and looked at the last year and looked at that also, and any project that wasn't having a return we terminated, and as we go forward, our philosophy is we invest where we have good business market opportunity with a return from any R&D investment. And I can't address really the past. If you would like to call me off-line, I can sure research it in greater detail.

Michael Klosner - *Klosner Associates - Analyst*

I really appreciate it. And the other thing was that you indicate -- I want to vote in the most intelligent way. You indicated that you and Mr. Roll had discussions with Mr. Brog. Did he indicate to you if the people that he's proposing have any expertise in the areas that are needed for the -- in the technological areas that the Company is involved with? And secondly, did he indicate how, using his cash position for a buyback would actually improve the long-term outlook of the Company?

Rick Roll - *Peerless Systems - CEO*

I will tell you that from my observation, this is my personal one, that from a technology standpoint I don't believe the candidates have that background that would meet my expertise of understanding the industry and being in the industry itself, in the printing industry or the software

industry. From the standpoint of cash buyback, I would like to look at from the this standpoint. We need capital to run the operation, and we also need capital to look at investments that we have in our strategic plan, and future R&D efforts as we go forward, and I would say that investment strategy that we have requires cash, and if you delete that, then you eliminate the strategy that we have at hand.

Michael Klosner - *Klosner Associates - Analyst*

Yes, that's why I really was perplexed when he didn't get back to me, even though I contacted him, is it it seems that, any kind of a stock buyback or a special dividend certainly then the money would be lost forever, and it seems to me that is not an appropriate strategy for a company such as Peerless, which is growth oriented and needs money for R&D and potential acquisitions. So leading me to believe that, I don't know, maybe they're in it for a quick buck or something, and I was wondering what your sense is, because you actually met with him.

Rick Roll - *Peerless Systems - CEO*

I would say, Michael, I would like to quote from you what you just said, but from the standpoint of your answer, I can't answer for Mr. Brog, but I can tell you from a standpoint of what we need. We need capital, we need it for ongoing business for our R&D investment as well as our strategy to take us into the new horizon, and that is driving revenue, top-line growth, as well as profit.

Michael Klosner - *Klosner Associates - Analyst*

And at this point, I know you said there was constant -- there was constant upheaval, indicating they would vote -- or if the current slate. Do you have any indications that there are other substantial institutions that will go along with your candidate?

Rick Roll - *Peerless Systems - CEO*

Yes, I believe that probably is private information that they probably wouldn't want to have dialogue, on an open discussion, but, yes, we do have other candidates.

Michael Klosner - *Klosner Associates - Analyst*

And I just want to confirm, of course, I've been consulting at times. Is it true that he refused -- Mr. Brog refused to sign a non-disclosure statement when you offered to indicate details about ongoing negotiations with companies that would enhance Peerless' performance?

Rick Roll - *Peerless Systems - CEO*

We had -- at the preliminary discussions, it was made perfectly clear that that was not the intent. They did not want to sign a non-disclosure is and rightfully I respect their choice, because they're an investor, and they wish to invest, so they declined signing a document that would allow them to have total knowledge of what's going on in terms of our company.

Michael Klosner - *Klosner Associates - Analyst*

Okay. Thank you. I really appreciate your responses and candidness.

Rick Roll - *Peerless Systems - CEO*

Thank you, Michael.

Operator

As a reminder, ladies and gentlemen, if you would like to ask a question, please press star 1 on your touch-tone phone. Again to ask a question, star 1. Gentlemen, I'm showing no further questions in queue. I would like to turn the call back over to management. Oh, I'm sorry, we have one more person. Your next question comes from the line of Mark Shields with Initech Investments. Go ahead.

Mark Shields - ***Initech Investments - Analyst***

Hi, guys.

Rick Roll - ***Peerless Systems - CEO***

Hi, Mark.

Mark Shields - ***Initech Investments - Analyst***

You guys put out a press release on April 19th about an expanded agreement with Kyocera Mita. Can you just talk about that? I didn't hear any discussion of it during your call today.

Rick Roll - ***Peerless Systems - CEO***

The press release was about the MDA that we signed which was an extension and finalization of our memorandum of understanding that it's fondly named around here for two years the MOU. And that document is concluded for the three-year contract we have with them outlining how we're doing business and pricing of products currently and new future products that we have coming from -- for the future that they will embark and deliver into the marketplace as we go into time, and it's a -- an effort that took over two years to conclude. It was finalized, and it opens up the relationships for other extension as we go forward. The possibilities of that and more importantly, it gives us a working relationship that is -- strengthens both companies to work together going forward.

Mark Shields - ***Initech Investments - Analyst***

Do you guys have any estimate of when revenues from that licensing revenues might start coming in?

Rick Roll - ***Peerless Systems - CEO***

Yes, we do. We anticipate that at the end of the year they will start shipping product, again. Again, I like to underscore the OEMs always have the right to do whatever they intend to do. We believe the revenue streams, as has been indicated to us, will begin at the end of the year.

Mark Shields - ***Initech Investments - Analyst***

Will the revenue streams trigger upon shipment or upon sale? I know you guys have different kinds.

Rick Roll - ***Peerless Systems - CEO***

The revenue streams, when it leaves the manufacturer, it triggers then the delivery mechanism in our way of accounting revenue.

John Rigali - ***Peerless Systems - CFO***

Rick, may I speak to that, please?

Rick Roll - ***Peerless Systems - CEO***

Sure.

John Rigali - *Peerless Systems - CFO*

This is John Rigali. Revenue recognition software enterprises is a very regulated transaction, and there are specific requirements that have to be met on a block license revenue recognition transaction, and we do our best to ensure that all of those parameters are in place before we predict the booking of that license and the recording of that license.

Mark Shields - *Initech Investments - Analyst*

Okay. And just so I'm clear on what the end of the year is, which quarter is it that you're predicting?

Rick Roll - *Peerless Systems - CEO*

Our fourth quarter. Our fiscal fourth quarter is the deliverables they're talking about. That ends the end of January, January 31st.

Mark Shields - *Initech Investments - Analyst*

Okay. Thank you.

Rick Roll - *Peerless Systems - CEO*

Thanks, Mark.

Operator

Ladies and gentlemen, way like to turn the call back over to Mr. Rick Roll for closing remarks. Please proceed, sir.

Rick Roll - *Peerless Systems - CEO*

Thanks again for joining us for today's call. This is obviously an important time for Peerless, and I'm very encouraged by our opportunities we're pursuing. As you contemplate the futures of your company, I hope you will cast your vote on the blue proxy in support of the current board of directors. Thank you very much for your time, and please take care. Thank you.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. That does conclude the presentation. You may disconnect your lines. Have a good day.